Contact: Jim Sabala 208-769-8152

COEUR REPORTS THIRD QUARTER 2007 RESULTS

COEUR D’ALENE, Idaho – November 2, 2007 – Coeur d’Alene Mines Corporation (NYSE:CDE, TSX:CDM) today reported quarterly revenue of $52.9 million compared to $50.6 million during last year’s third quarter.   Quarterly net income totaled $3.6 million, or $0.01 per diluted share, compared to net income of $18.4 million, or $0.06 per diluted share for the third quarter of 2006.  Included in the third quarter results for 2007 are expenses of $2.5 million associated with the cessation of mining activities at the Rochester mine during the third quarter.

For the first nine months of 2007, revenue was $155.4 million, compared to $149.5 million in the year-ago period. Net income during the first nine months of 2007 was $29.6 million, or $0.10 per diluted share, compared to net income of $65.3 million, or $0.23 per share, for the same period in 2006. Results for the first nine months of 2006 included a gain of $11.1 million from the sale of Coeur Silver Valley (“CSV”) as well as $2.0 million of income from CSV operations.

In terms of production levels, Coeur produced 2.7 million ounces of silver and 20,500 ounces of gold during the third quarter and 8.3 million ounces of silver and 70,500 ounces of gold through the first nine months of the year. Coeur produced 3.3 million ounces of silver and 30,000 ounces of gold during the third quarter of 2006 and 9.4 million ounces of silver and 84,500 ounces of gold during the first nine months of 2006.

In commenting on the Company’s performance, Dennis E. Wheeler, Chairman, President and Chief Executive Officer, said, “During the recent quarter, we made substantial progress on all of the Company’s strategic initiatives that we believe will result in Coeur becoming the world’s undisputed leader in silver. The San Bartolome silver mine in Bolivia, the world’s largest pure silver mine under construction, remains on schedule for a February 2008 production start up.”

“In Australia, both Broken Hill and Endeavor continue to deliver improved results in 2007. Cash costs remain consistently low and we are nearing complete payback of our investments made just 2 years ago. The Company expects to continue receiving silver production from Endeavor for at the least the next 15 years and from Broken Hill for the next 7 years,” Mr. Wheeler continued.

“The Bolnisi Gold NL and Palmarejo Silver and Gold Corporation merger transaction is expected to close in mid-December following the Coeur shareholder vote on December 3, 2007. Construction is progressing at the Palmarejo project under Coeur’s management. We believe the Palmarejo project is the largest and highest quality silver-gold project currently under development in the world today. Once Palmarejo is in production in 2009, Coeur expects to produce nearly 29 million ounces of silver – a 142% increase over current levels – at industry-low cash costs below $1.75 per ounce – a 55% reduction from current levels.”

Third Quarter 2007 Results (November 2, 2007)	Page 1 of 15

Update on Strategic Growth Initiatives:

•	Bolnisi and Palmarejo Transactions: On May 3, 2007, Coeur, Bolnisi Gold NL, and Palmarejo Silver and Gold Corporation announced the companies had entered into agreements to merge. Coeur has commenced mailing of the proxy materials to its shareholders, will hold a shareholder meeting on December 3, 2007, and expects to close these transactions in mid-December. The record date for this shareholder vote is October 19, 2007. The Bolnisi and Palmarejo shareholder meetings are scheduled to be held on December 3.

The Palmarejo Project is expected to be the largest and highest quality silver-gold project currently being built in the world today. The mine is expected to begin production in the first quarter of 2009 at an average annual rate of production of 10.4 million ounces of silver and 115,000 ounces of gold, which will nearly double Coeur’s current production profile. Once in production, cash costs at Palmarejo are projected to average negative $0.41 per ounce of silver(1) (after gold by-product credits), which will result in a 55% reduction in Coeur’s companywide projected cash costs to an industry-low of $1.75 per ounce of silver. Capital costs to place the project into production are estimated to be approximately $200 million.

When combined with Coeur’s production from its existing operations and expected production from San Bartolome, the combined companies expect to produce nearly 29 million ounces of silver in 2009, making Coeur the largest primary silver producer in the world. The combined companies also expect to produce approximately 200,000 ounces of gold, which will allow Coeur to maintain its current revenue split between silver and gold of two-thirds/one-third, respectively. Compared with current production levels, Coeur is anticipating increases of 142% and 65% in silver and gold production, respectively, between 2007 and 2009.

Palmarejo Silver and Gold and Bolnisi Gold announced substantial mineral resource increases at the Palmarejo project during the third quarter. Mineral resources at the Guadalupe deposit, located seven kilometers from the main Palmarejo project area, more than doubled to 39 million ounces of silver (3.8 million indicated ounces; 35.1 million inferred ounces) and nearly 400,000 ounces of gold (49,000 indicated ounces; 345,000 inferred ounces).

In total, the current Palmarejo mineral resource stands at 150 million ounces of silver resources (88.7 million measured and indicated ounces; 61.4 million inferred ounces) and 1.7 million ounces of gold resources (987,000 measured and indicated ounces; 719,000 inferred ounces).

Also during the third quarter, Coeur announced the appointment of Stuart Mathews as Interim Project Manager for the Palmarejo Project and he is expected to be named General Manager at Palmarejo once the transaction is completed. Mr. Mathews has a Master’s Degree in Geology from the University of Canterbury, Christchurch, New Zealand, and has worked in a number of senior geology, project development and management positions at major mines and mining projects throughout Australia, New Zealand, South America and Mexico.

•	San Bartolome Silver Project (Bolivia): San Bartolome is expected to initially produce an annualized rate of approximately 6 to 9 million ounces of silver per year, which will increase Coeur’s total silver production by approximately 75% over current levels. Construction activities continue with over two million man hours worked without a lost-time accident. Recent tax legislation has been passed by Bolivia’s House and is currently in the Senate, which would result in a 50% effective tax rate. Coeur considers this proposed tax package to be acceptable and believes it would not materially impact the project’s existing financial metrics.

The Company is pleased to report that Rick Irvine has been appointed General Manager for San Bartolome. Rick recently joined Coeur and Empresa Minera Manquiri, Coeur’s Bolivian subsidiary, with 17 years of mining experience in Canada, Argentina, Chile, Honduras, Nicaragua, as well as Bolivia. Rick was most recently Operations Manager at the Manantial Espejo development project in Argentina. He was also previously Vice President and Chief Operating Officer of Apogee Minerals.

(1)     Costs are averaged over the initial mine life of an estimated eight year period assessed in Coeur’s Preliminary Assessment for the Palmarejo project.

Third Quarter 2007 Results (November 2, 2007)	Page 2 of 15

•	Kensington Gold Project(Alaska): At Kensington, the mill and related surface facilities are now 100% complete, as is the nearly two-and-a-half mile underground tunnel connecting the Kensington and the Jualin properties, where the mill and processing facilities are located. Contractors from Kake Tribal/Redpath Native Corporation joint venture, along with Coeur Alaska, completed the final 6,800 feet of tunneling over the past year.

The Company is continuing to review its options to resolve the Kensington litigation relating to the tailings disposal facility to enable the mine to proceed to production. As announced by the Mayor of Juneau, Bruce Botelho, the parties met in Juneau on October 2nd and October 15th and plan to hold further meetings next month. In addition, the City and Borough of Juneau has agreed to sponsor a third party facilitator to meet with the parties to work toward a desirable outcome.

The Kensington Mine is expected to produce 150,000 ounces of gold per year in its initial years at an estimated cash cost of $310 per ounce of gold, with an expected 10-15 year mine life based on current mineral inventory. The mine has 1.35 million ounces of proven and probable gold mineral reserves.

On October 18, Coeur announced the appointment of Tom Henderson as General Manager for Coeur Alaska. Mr. Henderson was Mine Manager at Kensington for the past year and brings a total of thirty years of mining operations experience to Coeur Alaska, including management roles at the Grasberg Mine in Indonesia and the Robinson Mine and Goldstrike mines in Nevada.

Balance Sheet and Capital Investment Highlights

The Company had $208.8 million in cash, equivalents and short term investments as of September 30, 2007.  Capital expenditures during the third quarter of 2007 totaled $57.3 million, most of which was spent on the San Bartolome silver project.

Mr. Wheeler commented, “Our liquidity position remains very strong, with $209 million in cash, equivalents and short-term investments. Together with cash flow from operations, we expect to complete the construction of the San Bartolome silver project, the Palmarejo silver and gold project, and the Kensington gold project without the need for additional outside capital.”

3Q Production Highlights by Individual Property

•	Cerro Bayo (Chile) – Silver production increased 5% and gold production was comparable to last year’s third quarter however cash costs during the third quarter were $15.58 per ounce compared to $8.33 per ounce in the prior year’s quarter. Costs were significantly higher due to increases in contract and outside services, supplies, diesel, explosives, supervision and other operating costs associated with the transition to bulk mining methods.

Mr. Wheeler commented, “Clearly, we are disappointed with the operating performance at Cerro Bayo. We have made several recent personnel changes that are expected to improve operating performance. Most importantly, we have hired Don Gray as the new General Manager for Cerro Bayo. Mr. Gray was most recently Vice President and General Manager for Hecla at its La Camorra operation in Venezuela. Mr. Gray is a mining engineering graduate of the University of Idaho with a Masters degree in civil engineering from MIT. He has 27 years of mining industry experience, including 16 years with Hecla. He has also worked for Newmont, Exxon and Climax Molybdenum.”

“In addition, we are conducting a full review of the mine planning and scheduling processes. We are also expanding the exploration program to increase the number of higher-grade, wider veins that will be mined going forward. As previously reported, these exploration efforts have already resulted in a 51% increase in Cerro Bayo’s mineral reserves. These reserve additions represent higher-grade ounces that are located near existing processing facilities, open in most directions, and are already being incorporated in the operation’s development and mining plan.”

Third Quarter 2007 Results (November 2, 2007)	Page 3 of 15

•	Martha (Argentina) – Silver production was nearly 544,000 ounces in the third quarter of 2007 compared to approximately 806,000 ounces in the third quarter of 2006. The decrease in silver production was primarily due to a 35% decrease in silver ore grades. This reduction in grade contributed to higher cash costs per ounce in the third quarter of $8.33 per ounce compared to $4.01 per ounce in the third quarter of 2006. Cash costs per ounce were also impacted by increases in certain operating expenses, including labor, royalties and export taxes.

Year-to-date, Martha has produced nearly 2.0 million ounces of silver, which is comparable to the production levels achieved during the first nine months of 2006.

Completion of a 240 tonnes per day, $13.9 million stand-alone mill at Martha is on schedule for a completion in December. The mill will support the Company’s ongoing success in expanding the mine’s reserve and resource base and is expected to lower per ounce cash costs.

•	Rochester (Nevada) – Mining operations ceased, as scheduled, during August as Rochester entered its residual leaching phase, which is expected to continue through 2011. During this phase, we expect to experience continued low cash costs and generate substantial net cash flow. As a result of this transition to processing-only operations, cash costs declined 43% to $0.65 per ounce of silver, compared to $1.14 per ounce in the previous year’s third quarter. Both silver and gold production were lower than the previous year’s third quarter due to this scheduled transition.

•	Endeavor (Australia) – Silver production increased by 26% from the third quarter of last year, with cash costs consistent at $2.65 per ounce of silver. The mine continues to show production improvement since last fall, as mine development accelerates into the fourth quarter of 2007. Year-to-date, silver production is up 51% compared to the first nine months of 2006 to nearly 457,000 ounces.

Since acquiring the silver reserves and production from the Endeavor mine in May of 2005, Coeur has recouped nearly 50% of its initial investment from approximately 1.1 million payable ounces of silver produced to date. According to the terms of the acquisition, Coeur will pay the remainder of the acquisition price of approximately $26.6 million, subject to certain conditions and will be entitled to receive an additional 18.9 million payable silver ounces before reaching the agreed upon cap of 20.0 million payable ounces. Coeur expects to continue generating cash flow and silver production from Endeavor for at least fifteen more years, making this transaction a high-return investment for Coeur’s shareholders.

•	Broken Hill (Australia) – Silver production was 427,000 ounces in the third quarter compared to 587,000 ounces in the year-ago quarter. Cash costs of $3.10 per ounce of silver were consistent with the year ago period. Broken Hill continues to steadily increase its production rates each month since suffering a fatality on-site in January, which caused the mine to be shut-down for approximately six weeks as it reviewed its safety practices and implemented safety training to all mine employees.

Since acquiring the silver reserves and production from the historic Broken Hill mine in September of 2005, Coeur has recouped over 75% of its initial investment from approximately 3.7 million payable ounces of silver produced to date. According to the terms of the transaction, Coeur is entitled to receive an additional 13.5 million ounces of silver production before reaching the agreed upon cap of 17.2 million payable ounces. Based on current mining levels, Coeur expects to continue generating cash flow from silver production from Broken Hill for another seven years, producing a high return on investment for Coeur’s shareholders.

Third Quarter 2007 Results (November 2, 2007)	Page 4 of 15

Exploration Results Continuing at South American Properties

Exploration results at the Company’s aggressive drilling programs at its Cerro Bayo and Martha Mines in southern Chile and Argentina continued to return positive results in the third quarter, a continuation of a exploration program that in the first six months of the year have resulted in a 51% increase in silver mineral reserves at Cerro Bay and a 25% increase in silver mineral reserves at Martha through the first six months of the year over last year’s levels.

In addition to the positive drill results announced in September at Cerro Bayo, drilling continues on the new Coigues Este area, including two new veins, Dalila and Yasna, which brings the total to five new veins now under exploration within approximately one kilometer of the existing plant facilities. Focus remains on the Dagny and Fabiola systems, plus new drill holes on Dalila and Yasna with continued good results.

Drilling also began on a new target at Martha, the Isabel Oeste vein. This target is about one kilometer north of the Martha mine, and southwest of the nearby Betty West structure discovered last year. So far on the new Isabel Oeste, the first three drill holes intersected high-grade silver and gold in rock types similar to the Martha mine. Coeur’s Martha mine staff is currently planning a decline into the Betty West zone, and will drive by the Isabel zone, which could be accessed by the Betty West decline.

Drilling has also commenced at the Rochester mine at new high-grade structures identified last quarter in the Rochester deposit. These structures extend below and between the Rochester and Nevada Packard deposits. In addition, at Kensington in Alaska, drilling began recently on targets in the Jualin area adjacent to the Kensington Mine.

About Coeur

Coeur d’Alene Mines Corporation is one of the world’s leading primary silver producers and has a strong presence in gold.  The Company has mining interests in Alaska, Argentina, Australia, Bolivia, Chile, and Nevada.

Conference Call Information

Coeur d’Alene Mines Corporation will hold a conference call to discuss the Company’s third quarter 2007 results at 2 p.m. Eastern time on November 2, 2007. To listen live via telephone, call (866)-853-4681 (US and Canada) or (660) 422-4718 (International). The conference ID number is 21052099. The conference call and presentation will also be web cast on the Company’s web site www.coeur.com.  A replay of the call will be available through November 9, 2007.  The replay dial-in numbers are (800) 642-1687 (US and Canada) and (706) 645-9291 (International) and the access code is 21052099.

Third Quarter 2007 Results (November 2, 2007)	Page 5 of 15

New drill data from the Coigues Este area of Cerro Bayo and from the Martha mine area:

	Mineralized Interval (meters)				Assays (g/t)
Drill Hole I.D.	From	To	Interval	Horiz. Width	Au	Ag	Vein
Cerro Bayo District drilling data (October 2007)
FCH-227	96.73	97.14	0.41	0.37	3.99	591	Dagny

228	262.58	267.3	4.72	2.9	3.40	158	Dagny

231	357.24	359.69	2.45	1.2	0.18	17	Dagny

232	54.84	55.15	0.30	0.25	0.05	5	Fabiola

233	104.34	105.7	1.36	1.36	1.43	460	Fabiola

234	62.95	63.84	0.89	0.75	1.19	298	Dagny

Martha District, new Isabel Oeste and Martha Este drilling (October 2007)
M-558	301.76	302.9	1.14	1.12	1.27	1,277	Isabel

	304.95	305.5	0.55	0.54	0.05	1,633	Loop

M-559	288.6	289.1	0.50	0.49	0.35	363	Isabel

M-560	266.2	267.3	1.10	1.08	0.19	912	Isabel

	274.5	276.0	1.50	1.47	0.05	152	Loop

M-564	95.4	95.96	0.56	0.48	1.00	889	Martha Este

Third Quarter 2007 Results (November 2, 2007)	Page 6 of 15

Cautionary Statement

Company press releases may contain numerous forward-looking statements within the meaning of securities legislation in the United States and Canada relating to the Company’s silver and gold mining business. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the Company’s control.  Operating, exploration and financial data, and other statements in this document are based on information the Company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from the Company’s future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in the Company’s filings from time to time with the SEC and the Ontario Securities Commission, including, without limitation, the Company’s reports on Form 10-K and Form 10-Q.  Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Donald J. Birak, Coeur’s Senior Vice President of Exploration, is the qualified person responsible for the preparation of the scientific and technical information concerning Coeur’s mineral reserve information in this document. For a description of the key assumptions, parameters and methods used to estimate mineral reserves, as well as a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Reports for each project as filed on SEDAR at www.sedar.com.

Additional Information

The proxy statement that Coeur filed with the United States Securities and Exchange Commission (“SEC”) and Ontario Securities Commission and mail to its shareholders contains information about Coeur, Bolnisi, Palmarejo, the Palmarejo Project, the transaction and related matters. Shareholders are urged to read the proxy statement carefully, as it will contain important information that shareholders should consider before making a decision about the transaction. In addition to receiving the proxy statement from Coeur by mail, shareholders may also obtain the proxy statement, as well as other filings containing information about Coeur, without charge, from the SEC’s website (www.sec.gov) and the Canadian securities regulators’ website (www.sedar.com) or, without charge, from Coeur. This announcement is neither a solicitation of a proxy, an offer to purchase, nor a solicitation of an offer to sell shares of Coeur. Coeur and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Coeur’s shareholders with respect to the proposed transaction. Information regarding any interests that Coeur’s executive officers and directors may have in the transaction will be set forth in the proxy statement. The Coeur shares to be issued in the transaction have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Coeur intends to issue such Coeur shares pursuant to the exemption from registration set forth in Section 3(a)(10) of the Securities Act.

Copies of the merger implementation agreements and certain related documents are filed with the SEC and Canadian securities regulators and are available at the SEC’s website at www.sec.gov and at the Canadian securities regulators’ website at www.sedar.com.

Third Quarter 2007 Results (November 2, 2007)	Page 7 of 15

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
REVENUES	(In thousands except per share data)
Sales of metal	$52,863	$50,606	$155,388	$149,501
COSTS AND EXPENSES
Production costs applicable to sales	38,231	21,915	85,991	63,602
Depreciation and depletion	3,895	6,536	16,669	19,843
Administrative and general	4,706	4,045	16,590	13,662
Exploration	3,268	2,572	8,699	6,474
Litigation settlement	--	874	507	1,343

Total costs and expenses	50,100	35,942	128,456	104,924
OTHER INCOME AND EXPENSE
Interest and other income	3,436	5,619	12,301	12,933
Interest expense, net of capitalized interest	(79)	(232)	(249)	(1,120)

Total other income and expense	3,357	5,387	12,052	11,813
Income from continuing operations before income taxes	6,120	20,051	38,984	56,390
Income tax provision	(2,485)	(1,673)	(9,413)	(4,155)

INCOME FROM CONTINUING OPERATIONS	3,635	18,378	29,571	52,235
Income from discontinued operations, net of income taxes	--	--	--	1,969
Gain (loss) on sale of net assets of discontinued operations	--	(27)	--	11,132

NET INCOME	3,635	18,351	29,571	65,336
Other comprehensive income (loss)	(226)	420	290	2,161

COMPREHENSIVE INCOME	$3,409	$18,771	$29,861	$67,497

BASIC AND DILUTED INCOME PER SHARE
Basic income per share:
Income from continuing operations	$0.01	$0.07	$0.11	$0.19
Income from discontinued operations	--	--	--	0.05

Net income	$0.01	$0.07	$0.11	$0.24

Diluted income per share:
Income from continuing operations	$0.01	$0.06	$0.10	$0.18
Income from discontinued operations	--	--	--	0.05

Net income	$0.01	$0.06	$0.10	$0.23

Weighted average number of shares of common stock
Basic	277,800	277,543	277,747	269,259
Diluted	302,336	302,172	302,249	293,975

Third Quarter 2007 Results (November 2, 2007)	Page 8 of 15

Operating Statistics From Continuing Operations

        The following table presents information by mine and consolidated sales information for the three- and nine-month periods ended September 30, 2007 and 2006:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Rochester
Tons processed	911,925	2,648,263	4,861,935	7,917,710
Ore grade/Ag oz	0.51	0.83	0.65	0.75
Ore grade/Au oz	0.00	0.01	0.01	0.01
Recovery/Ag oz (A)	244.6%	63.9%	108.9%	62.0%
Recovery/Au oz (A)	465.0%	93.0%	135.3%	68.1%
Silver production ounces	1,144,622	1,403,302	3,554,651	3,704,960
Gold production ounces	12,244	21,583	40,679	55,965
Cash cost/oz	$0.65	$1.14	$2.72	$2.58
Total cost/oz	$2.47	$4.02	$5.51	$5.68
Cerro Bayo
Tons milled	105,767	105,945	263,312	321,581
Ore grade/Ag oz	4.28	4.04	4.60	5.64
Ore grade/Au oz	0.076	0.075	0.11	0.088
Recovery/Ag oz	93.8%	94.9%	94.5%	94.4%
Recovery/Au oz	90.0%	92.0%	92.7%	92.1%
Silver production ounces	424,206	405,586	1,145,654	1,711,153
Gold production ounces	7,229	7,325	26,874	26,054
Cash cost/oz	$15.58	$8.33	$8.45	$3.86
Total cost/oz	$18.92	$11.25	$12.09	$6.20
Martha Mine
Tons milled	9,382	9,101	27,246	24,767
Ore grade/Ag oz	60.10	92.82	76.27	84.56
Ore grade/Au oz	0.118	0.123	0.116	0.111
Recovery/Ag oz	96.5%	95.5%	95.1%	94.7%
Recovery/Au oz	91.7%	91.9%	92.8%	91.9%
Silver production ounces	543,803	806,384	1,975,927	1,982,884
Gold production ounces	1,015	1,026	2,939	2,535
Cash cost/oz	$8.33	$4.01	$6.34	$4.51
Total cost/oz	$9.03	$4.39	$6.83	$4.94
Endeavor (B)
Tons milled	280,978	218,997	818,844	440,776
Ore grade/Ag oz	1.27	0.94	1.07	1.07
Recovery/Ag oz	48.3%	66.1%	52.3%	63.9%
Silver production ounces	171,834	136,849	456,552	302,019
Cash cost/oz	$2.65	$2.52	$2.91	$2.48
Total cost/oz	$3.66	$3.39	$3.90	$3.59
Broken Hill
Tons milled	472,531	614,620	1,221,918	1,721,512
Ore grade/Ag oz	1.12	1.27	1.19	1.33
Recovery/Ag oz	80.4%	75.1%	83.3%	73.3%
Silver production ounces	427,254	587,360	1,206,595	1,672,713
Cash cost/oz	$3.10	$3.05	$3.16	$3.07
Total cost/oz	$4.87	$5.01	$5.05	$5.54
CONSOLIDATED PRODUCTION TOTALS
Silver ounces	2,711,719	3,339,481	8,339,379	9,373,729
Gold ounces	20,488	29,934	70,492	84,554
Cash cost per oz/silver	$5.04	$3.10	$4.44	$3.31
Total cost/oz	$6.82	$5.14	$6.57	$5.53
CONSOLIDATED SALES TOTALS
Silver ounces sold	2,984,932	3,020,351	8,466,845	9,148,095
Gold ounces sold	22,249	26,595	72,401	81,486
Realized price per silver ounce	$12.87	$11.55	$13.34	$11.73
Realized price per gold ounce	$702	$634	$669	$625
(A)	The leach cycle at Rochester requires 5 to 10 years to recover gold and silver contained in the ore. The Company estimates the ultimate recovery to be approximately 61.5% for silver and 93% for gold. However, ultimate recoveries will not be known until leaching operations cease which is currently estimated to occur in 2011. Current recovery may vary significantly from ultimate recovery. See Critical Accounting Policies and Estimates – Ore on Leach Pad.

Third Quarter 2007 Results (November 2, 2007)	Page 9 of 15

Operating Statistics From Discontinued Operation

        The following table presents information for Coeur Silver Valley which was sold on June 1, 2006:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006(1)
Silver Valley/Galena
Tons milled	--	--	--	52,876
Ore grade/Silver oz	--	--	--	15.15
Recovery/Silver oz	--	--	--	96.0%
Silver production ounces	--	--	--	768,674
Cash cost/oz	--	--	--	$9.75
Total cost/oz	--	--	--	$10.64
Gold production	--	--	--	180

(1)     Amounts represent five months ended May 31, 2006.

“Cash Costs per Ounce” are calculated by dividing the cash costs computed for each of the Company’s mining properties for a specified period by the amount of gold ounces or silver ounces produced by that property during that same period. Management uses cash costs per ounce as a key indicator of the profitability of each of its mining properties. Gold and silver are sold and priced in the world financial markets on a US dollar per ounce basis.

“Cash Costs” are costs directly related to the physical activities of producing silver and gold, and include mining, processing and other plant costs, third-party refining and smelting costs, marketing expense, on-site general and administrative costs, royalties, in-mine drilling expenditures that are related to production and other direct costs. Sales of by-product metals are deducted from the above in computing cash costs. Cash costs exclude depreciation, depletion and amortization, corporate general and administrative expense, exploration, interest, and pre-feasibility costs and accruals for mine reclamation. Cash costs are calculated and presented using the “Gold Institute Production Cost Standard” applied consistently for all periods presented.

Total cash costs per ounce is a non-GAAP measurement and investors are cautioned not to place undue reliance on it and are urged to read all GAAP accounting disclosures presented in the consolidated financial statements and accompanying footnotes. In addition, see the reconciliation of “cash costs” to production costs under “Reconciliation of Non-GAAP Cash Costs to GAAP Production Costs” set forth below.

Reconciliation of Non-GAAP Cash Costs to GAAP Production Costs

        The tables below present reconciliations between Non-GAAP cash costs per ounce to production costs applicable to sales including depreciation, depletion and amortization (GAAP).

        Total cash costs include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, net of by-product revenues earned from all metals other than the primary metal produced at each unit. Total cash costs are a performance measure and provide management and investors an indication of net cash flow, after consideration of the realized price received for production sold. Management also uses this measurement for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective. “Total cash cost per ounce” is a measure developed by precious metals companies in an effort to provide a comparable standard, however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies.

        Production costs applicable to sales including depreciation, depletion and amortization, is the most comparable financial measure calculated in accordance with GAAP to total cash costs. The sum of the production costs applicable to sales and depreciation, depletion and amortization for our mines as set forth in the tables below is included in our Consolidated Statement of Operations and Comprehensive Loss.

Third Quarter 2007 Results (November 2, 2007)	Page 10 of 15

THREE MONTHS ENDED SEPTEMBER 30, 2007 (In thousands except ounces and per ounce costs)
	Rochester	Cerro Bayo	Martha	Endeavor	Broken Hill	Total
Production of Silver (ounces)	1,144,622	424,206	543,803	171,834	427,254	2,711,719
Cash Costs per ounce	$0.65	$15.58	$8.33	$2.65	$3.10	$5.04

Total Cash Costs (Non-GAAP)	$739	$6,611	$4,532	$456	$1,325	$13,663
Add/Subtract:
Third party smelting costs	--	(901)	(420)	(294)	(482)	(2,097)
By-product credit (1)	8,332	4,912	692	--	--	13,936
Other adjustments	1,177	--	--	--	--	1,177
Change in inventory	7,572	3,974	(1)	(21)	28	11,552
Depreciation, depletion and
amortization	2,088	1,416	382	174	756	4,816

Production costs applicable to
sales, including depreciation,
depletion and amortization (GAAP)	$19,908	$16,012	$5,185	$315	$1,627	$43,047

THREE MONTHS ENDED SEPTEMBER 30, 2006 (In thousands except ounces and per ounce costs)
	Rochester	Cerro Bayo	Martha	Endeavor	Broken Hill	Total
Production of Silver (ounces)	1,403,302	405,586	806,384	136,849	587,360	3,339,481
Cash Costs per ounce	$1.14	$8.33	$4.01	$2.52	$3.05	$3.10

Total Cash Costs (Non-GAAP)	$1,598	$3,380	$3,230	$346	$1,791	$10,345
Add/Subtract:
Third party smelting costs	--	(672)	(552)	(224)	(666)	(2,114)
By-product credit (1)	13,423	4,542	630	--	--	18,595
Other adjustments	383	--	--	--	--	383
Change in inventory	(4,635)	(546)	--	(35)	(78)	(5,294)
Depreciation, depletion and
amortization	4,037	1,184	313	119	1,152	6,805

Production costs applicable to
sales, including depreciation,
depletion and amortization (GAAP)	$14,806	$7,888	$3,621	$206	$2,199	$28,720

NINE MONTHS ENDED SEPTEMBER 30, 2007 (In thousands except ounces and per ounce costs)
	Rochester	Cerro Bayo	Martha	Endeavor	Broken Hill	Total
Production of Silver (ounces)	3,554,651	1,145,654	1,975,927	456,552	1,206,595	8,339,379
Cash Costs per ounce	$2.72	$8.45	$6.34	$2.91	$3.16	$4.44

Total Cash Costs (Non-GAAP)	$9,673	$9,682	$12,531	$1,328	$3,809	$37,023
Add/Subtract:
Third party smelting costs	--	(2,352)	(1,402)	(910)	(1,451)	(6,115)
By-product credit (1)	27,028	17,827	1,962	--	--	46,817
Other adjustments	1,828	--	--	--	--	1,828
Change in inventory	4,296	1,641	517	10	(26)	6,438
Depreciation, depletion and
amortization	9,919	4,165	966	453	2,284	17,787

Production costs applicable to
sales, including depreciation,
depletion and amortization (GAAP)	$52,744	$30,963	$14,574	$881	$4,616	$103,778

Third Quarter 2007 Results (November 2, 2007)	Page 11 of 15

NINE MONTHS ENDED SEPTEMBER 30, 2006 (In thousands except ounces and per ounce costs)
	Rochester	Cerro Bayo	Martha	Endeavor	Broken Hill	Total
Production of Silver (ounces)	3,704,960	1,711,153	1,982,884	302,019	1,672,713	9,373,729
Cash Costs per ounce	$2.58	$3.86	$4.51	$2.48	$3.07	$3.31

Total Cash Costs (Non-GAAP)	$9,570	$6,602	$8,939	$750	$5,127	$30,988
Add/Subtract:
Third party smelting costs	--	(2,464)	(1,333)	(481)	(2,000)	(6,278)
By-product Credit (1)	33,899	15,713	1,523	--	--	51,135
Other adjustments	1,320	--	--	--	--	1,320
Change in inventory	(11,657)	(2,142)	--	(89)	325	(13,563)
Depreciation, depletion and
amortization	11,491	4,004	853	334	4,137	20,819

Production costs applicable to
sales, including depreciation,
depletion and amortization (GAAP)	$44,623	$21,713	$9,982	$514	$7,589	$84,421

The following tables present a reconciliation between non-GAAP cash costs per ounce to GAAP production costs applicable to sales reported in Discontinued Operations:

Coeur Silver Valley/Galena	NINE MONTHS ENDED SEPTEMBER 30, 2006 (2)
Production of Silver (ounces)	768,674
Cash Costs per ounce	$9.75

Total Cash Costs (Non-GAAP)	$7,498
Add/Subtract:
Third party smelting costs	(1,464)
By-Product credit (1)	1,473
Change in inventory	726
Depreciation, depletion and amortization	681

Production costs applicable to sales,
including depreciation, depletion and
amortization (GAAP)	$8,914

(1)	By-product credits are based upon production units and the period’s average metal price for the purposes of reporting cash costs per ounce.

(2)	Amounts represent five months ended May 31, 2006.

Third Quarter 2007 Results (November 2, 2007)	Page 12 of 15

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2007	December 31, 2006
ASSETS	(In Thousands)
CURRENT ASSETS
Cash and cash equivalents	$170,490	$270,672
Short-term investments	38,300	70,373
Receivables	45,900	43,233
Ore on leach pad	31,354	31,302
Metal and other inventory	15,369	16,341
Deferred tax assets	3,436	3,629
Prepaid expenses and other	16,517	6,047

	321,366	441,597
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	193,087	132,315
Less accumulated depreciation	(69,347)	(64,206)

	123,740	68,109
MINING PROPERTIES
Operational mining properties	138,211	130,447
Less accumulated depletion	(123,077)	(116,361)

	15,134	14,086
Mineral interests	74,526	72,201
Less accumulated depletion	(10,565)	(7,828)

	63,961	64,373
Non-producing and development properties	288,924	190,988

	368,019	269,447
OTHER ASSETS
Ore on leach pad, non-current portion	30,959	35,367
Restricted cash and cash equivalents	21,946	19,492
Debt issuance costs, net	4,924	5,151
Deferred tax assets	2,564	2,544
Other	15,973	7,919

	76,366	70,473

TOTAL ASSETS	$889,491	$849,626

Third Quarter 2007 Results (November 2, 2007)	Page 13 of 15

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2007	December 31, 2006
	(In thousands except share data)
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$37,175	$22,315
Accrued liabilities and other	8,950	11,865
Accrued income taxes	6,161	10,317
Accrued payroll and related benefits	6,867	8,527
Accrued interest payable	469	1,031
Current portion of reclamation and mine closure	4,330	4,460

	63,952	58,515
LONG-TERM LIABILITIES
1 1/4% Convertible Senior Notes due January 2024	180,000	180,000
Reclamation and mine closure	27,715	27,226
Other long-term liabilities	4,336	2,891

	212,051	210,117
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Common Stock, par value $1.00 per share; authorized 500,000,000 shares, issued 279,525,051 and 279,054,344 shares in 2007 and 2006
(1,059,211 shares held in treasury)	279,525	279,054
Additional paid-in capital	779,960	777,798
Accumulated deficit	(433,650)	(463,221)
Shares held in treasury	(13,190)	(13,190)
Accumulated other comprehensive income	843	553

	613,488	580,994

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$889,491	$849,626

Third Quarter 2007 Results (November 2, 2007)	Page 14 of 15

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
REVENUES	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,635	$18,351	$29,571	$65,336
Add (deduct) non-cash items:
Depreciation and depletion	3,895	6,536	16,669	19,843
Deferred taxes	(469)	(816)	806	(3,947)
Unrealized loss (gain) on embedded derivative, net	(983)	(954)	107	2,247
Share based compensation	910	655	2,516	1,819
Other charges (credits)	162	(268)	(71)	253
Changes in Operating Assets and Liabilities:
Receivables	(14,781)	282	(8,996)	1,092
Metal and other inventory	10,773	(5,345)	5,328	(14,290)
Prepaid and other current assets	(7,755)	(846)	(10,915)	(1,872)
Accounts payable and accrued liabilities	(936)	3,196	(6,354)	10,832
Discontinued operations	--	27	--	(11,308)

CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(5,549)	20,818	28,661	70,005
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(57,325)	(49,021)	(157,029)	(102,505)
Purchases of short-term investments	(26,455)	(32,983)	(77,034)	(257,131)
Proceeds from sales of short-term investments	24,130	298,390	106,392	399,496
Other	(97)	25	330	(409)
Discontinued operations	--	1,081	--	15,446

CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(59,747)	217,492	(127,341)	54,897
CASH FLOWS FROM FINANCING ACTIVITIES:
Retirement of long-term debt and capital leases	(370)	(377)	(1,148)	(1,066)
Proceeds from issuance of common stock	--	--	--	154,560
Payment of public offering costs	--	59	--	(8,329)
Common stock repurchased	(102)	--	(379)	--
Other	26	167	25	93

CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(446)	(151)	(1,502)	145,258
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(65,742)	238,159	(100,182)	270,160
Cash and cash equivalents at beginning of period	236,232	86,897	270,672	54,896

Cash and cash equivalents at end of period	$170,490	$325,056	$170,490	$325,056

Third Quarter 2007 Results (November 2, 2007)	Page 15 of 15